EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Constellation Brands, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-63480) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391,
333-57912, and 333-68180) of Constellation Brands, Inc. of our report dated April 9, 2003, except as to Notes 2 and 21, which are as of October 28, 2003, with respect to the consolidated balance sheet of Constellation Brands, Inc. and subsidiaries as of February 28, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Constellation Brands, Inc. dated November 24, 2003, and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3 (No. 333-63480), as amended.

     Our report refers to our audit of the disclosures added and reclassifications and adjustments that were applied to restate the February 28, 2002 and 2001 consolidated financial statements, which were applied to reflect the adoption of recent accounting pronouncements, a change in the Company's reportable segments, and an adjustment of stock-based compensation disclosures, as more fully described in Notes 1, 2 and 21 to the consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the February 28, 2002 and 2001 consolidated financial statements other than with respect to such disclosures, reclassifications and adjustments.

                                /s/ KPMG LLP

November 24, 2003
Rochester, New York